Omeros Corporation Appoints Former Amazon Treasurer Kurt Zumwalt to Board of Directors

-- Zumwalt Also to Serve as Consultant, Bringing Extensive Capital Markets Background to Omeros --

SEATTLE, WA – February 11, 2020 – Omeros Corporation (NASDAQ: OMER) today announced the appointment of Kurt Zumwalt, former global treasurer of Amazon.com, Inc., to Omeros’ Board of Directors. He will also serve in a consulting role at Omeros. Mr. Zumwalt brings significant expertise in developing comprehensive business relationships with major banks and financial institutions.

A 15-year veteran of Amazon, Mr. Zumwalt was responsible for managing the company’s cash, investments and debt financings, in addition to other finance-related duties. During his tenure, he led his team in raising short- and long-term financings in excess of $40 billion for Amazon. Mr. Zumwalt built and scaled Amazon’s treasury and financing capability as the company’s revenue grew from $8 billion to over $250 billion on an annualized basis. Mr. Zumwalt managed Amazon’s relationships with more than 45 banks globally. He left Amazon in August 2019.

“Literally down the street from Amazon is Omeros – I have followed the company for years and recognize what the Omeros team is building,” said Mr. Zumwalt. “I am impressed by the company’s cutting-edge science, remarkable pipeline and strong leadership. I know Greg well, understand his vision for Omeros and am confident that I can contribute significantly. It’s exciting to join a company focused on improving patients’ lives, and I am eager to help further the continued success of Omeros.”

Prior to joining Amazon in 2004, Mr. Zumwalt was Assistant Treasurer at PACCAR, Treasurer at ProBusiness Services until its acquisition by ADP in 2003, and has also held various financial roles at Wind River Systems, Intel Corporation and Bank of America.

“We are excited to welcome Kurt to Omeros,” stated Gregory A. Demopulos, M.D., chairman and chief executive officer of Omeros. “In his 15 years at Amazon, Kurt helped build one of the most successful companies in history and a world class treasury organization. His reputation and network of contacts throughout the financial world are stellar, and I know that he will play an important role in Omeros’ ongoing growth as we prepare to commercialize the first of multiple products in our pipeline behind OMIDRIA. I look forward to working closely with Kurt to continue expanding our strategic financial relationships and capitalizing on growing business opportunities.”

An avid tennis player, Mr. Zumwalt is on the board of directors of both the United States Tennis Association (USTA) and the USTA Foundation. He played an instrumental role in securing $750 million of financing for the USTA from 2014 to 2018 to complete the funding for the organization’s strategic transformation.  He earned his B.A. degree in economics and political science from the University of Pennsylvania and his M.B.A. in finance and accounting from the University of Washington.

About Omeros Corporation

Omeros is an innovative biopharmaceutical company committed to discovering, developing and commercializing small-molecule and protein therapeutics for large-market as well as orphan indications targeting complement-mediated diseases, disorders of the central nervous system and immune-related diseases, including cancers. In addition to its commercial product OMIDRIA® (phenylephrine and ketorolac intraocular solution) 1%/0.3%, Omeros has multiple Phase 3 and Phase 2 clinical-stage development programs focused on complement-mediated disorders and substance abuse, as well as a diverse group of preclinical programs including GPR174, a novel target in immuno-oncology that modulates a new cancer immunity axis recently discovered by Omeros. Small-molecule inhibitors of GPR174 are part of Omeros’ proprietary G protein-coupled receptor (GPCR) platform through which it controls 54 new GPCR drug targets and their corresponding compounds. The company also exclusively possesses a novel antibody-generating platform.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are subject to the “safe harbor” created by those sections for such statements. All statements other than statements of historical fact are forward-looking statements, which are often indicated by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “likely”, “look forward to,” “may,” “plan,” “potential,” “predict,” “project,” “prospects,” “should,” “slated,” “will,” “would” and similar expressions and variations thereof. Forward-looking statements are based on management’s beliefs and assumptions and on information available to management only as of the date of this press release. Omeros’ actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, risks associated with product commercialization and commercial operations, unproven preclinical and clinical development activities, regulatory oversight, the impact of pricing, coverage and reimbursement policies of government and private payers on our revenues generated through sales of OMIDRIA or any other drug product approved in the future, intellectual property claims, competitive developments, litigation, and the risks, uncertainties and other factors described under the heading “Risk Factors” in the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2019. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements, and the company assumes no obligation to update these forward-looking statements, even if new information becomes available in the future.

Contact:

Jennifer Cook Williams

Cook Williams Communications, Inc.

Investor and Media Relations

360.668.3701

jennifer@cwcomm.org